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Exhibit 20.1

                                                           [HANOVER DIRECT LOGO]

FOR IMMEDIATE RELEASE

CONTACT:  Hanover Direct, Inc                            The MWW Group
          Charles E. Blue                                Rich Tauberman
          S.V.P. & Chief Financial Officer               Tel: (201) 507-9500
          Tel: (201) 272-3389

             Hanover Direct Announces the Filing of a Form 12b-25
         Notification of Late Filing with the Securities and Exchange
          Commission and the Restatement of its Financial Statements

EDGEWATER, NJ, November 10, 2004 - Hanover Direct, Inc. today announced that management and the Audit Committee of the Board of Directors concluded that the Company's financial statements for the fiscal years ended December 25, 1999, December 30, 2000, December 29, 2001, December 28, 2002 and December 27, 2003 and the fiscal quarters ended March 29, 2003, June 28, 2003, September 27, 2003, March 27, 2004 and June 26, 2004 should no longer be relied upon and should be restated as a result of an error in the accounting treatment of discount obligations due to members of certain of the Company's buyer's club programs for three of its catalogs since 1998. The cumulative impact of this error as of September 25, 2004 is in the process of being estimated by the Company. However, it did result in the overstatement of revenues and the omission of the related liability for discount obligations for fiscal periods as early as 1998. The final determination of the error is subject to completion of the Company's currently ongoing review of the issue and the completion by its independent registered public accountants of their audit and review of the figures. The Company's decision to restate previously issued financial statements was based on its current assessment of the anticipated impact of the cumulative correction on the Company's 2004 financial statements. The Company will file the restated audited financial statements and related auditors' report by amending its Annual Report on Form 10-K for the fiscal year ended December 27, 2003 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 27, 2004 and June 26, 2004 as promptly as practicable.

The Company also announced that it has filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission seeking to extend the deadline for filing its Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2004 up to five calendar days in order to calculate accurately the precise impact of the discount obligations due to members of certain of the Company's buyer's club programs on the historical financial statements. The Company will file its Form 10-Q for the fiscal quarter ended September 25, 2004 as soon as it is able.

About Hanover Direct, Inc.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. The Company's catalog and Internet portfolio of home fashions, apparel and gift brands include Domestications, The Company Store, Company Kids, Silhouettes, International Male, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. Keystone Internet Services, LLC (www.keystoneinternet.com), the Company's

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third party fulfillment operation, also provides the logistical, IT and fulfillment needs of the Company's catalogs and web sites. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

Forward Looking Statements

Certain statements included in this press release are intended as "forward-looking statements." These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the anticipated impact on revenues of the restatement and the timing of the Company's restatement of its financial statements. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information and the risks and uncertainties relating to these forward-looking statements are found in the Company's SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2003 and its Quarterly Report on Form 1-Q for the fiscal quarter ended June 25, 2004 which are available free of charge on the SEC's web site at http://sec.gov. The Company expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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